We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-93052, 2-93052-99, 33-36511, 33-38470, 33-41957, 33-41959, 33-75244 and 33-58973)
and the Prospectus constituting part of the Registration State-ments on Form S-3 (Nos. 33-54192 and 33-82544) of Champion Enterprises, Inc. of our report dated February 9, 1996 appearing on page F-2 of this Form 10-K.



/S/ PRICE WATERHOUSE LLP

Price Waterhouse LLP
Detroit, Michigan
March 22, 1996